EXHIBIT 5

LEGAL OPINION & CONSENT

July 1, 2004

Securities and Exchange Commission
450 5th St. NW
Mail Stop 7-6
Washington, DC 20549

Gentlemen:

     We have acted as counsel to Investors Real Estate Trust (the “Company”) in connection with the Registration Statement of the Company on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended, for the registration of 280,000 Shares of Beneficial Interest, no par value, of the Company (the “Shares”). The Shares are to be issued under and pursuant to the provisions of the Company’s Distribution Reinvestment Plan (the “Plan”). Except as otherwise defined herein, capitalized terms herein are used herein as defined in the Registration Statement.

     For purposes of our opinion, we have examined and relied upon:

(a)	A copy of the Restated Declaration of Trust of the Company, as amended to date (the “Declaration of Trust”);

(b)	A copy of resolutions adopted by the Board of Trustees of the Company at a regularly scheduled at a regularly scheduled meeting held on May 19, 2004, authorizing the issuance and sale of the Shares pursuant to the Plan and related matters, certified by the Secretary of the Company; and

(c)	The Registration Statement, including the Plan.

     Based on the foregoing and subject to the qualifications stated in the penultimate paragraph of this opinion, it is our opinion:

(1)	The Company has been duly established and is existing under its Declaration of Trust as a Real Estate Investment Trust under North Dakota law and has made all filings required to be made under North Dakota law.

July 1, 2004

(2)	The Shares have been duly authorized and reserved for issuance and, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable by the Company.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

PRINGLE & HERIGSTAD, P.C. /S/ David J. Hogue David J. Hogue